Exhibit 99.1

Contact:	Flow Investor Relations
253-813-3286

FLOW INTERNATIONAL COMPLETES ASIA INVESTIGATION

KENT, Wash., January 16, 2007 – Flow International Corporation (Nasdaq: FLOW), the world's leading developer and supplier of ultrahigh-pressure waterjet products, announced that it has completed its previously announced audit committee investigation of allegations regarding the timing of recognition of revenue in Flow Asia. As a result of the investigation and related further procedures, the Company expects its restated fiscal 2006 financial results to show an increase to revenue of approximately $2 million, a decrease in cost of goods sold of approximately $900,000, with a net after tax increase to net income of approximately $2 million.

As has been disclosed, the investigation stems from allegations that certain members of Flow's Taiwan-based Flow Asia Corporation intentionally and inappropriately recognized certain revenues in fiscal 2007 that should have been recorded in fiscal 2006. Upon learning of the allegations in early September, the Company’s Board of Directors instructed the Audit Committee to investigate the matter. The Audit Committee retained outside counsel to conduct the investigation. Counsel retained a forensic accounting advisor to provide accounting services to the investigation.

The investigators have presented their final report, whose conclusions the Audit Committee and the Board of Directors have adopted.

The investigation found that in connection with the sale of Nanojet machines, approximately $2 million of revenue was recognized by the division in the quarter ended July 31, 2006 that should have been recognized in the fourth quarter of fiscal 2006 (the quarter ended April 30, 2006). This resulted from violations of the Company’s policies at Flow Asia and the violations were limited to Flow Asia.

The three senior employees who directed the violations of inappropriate revenue recognition left by the Company effective November 28, 2006. The investigation found no evidence that any personnel outside Flow Asia, and in particular any personnel at the Company headquarters in Kent, Washington, participated in any violations.

In addition to the investigation, the Company performed further procedures to ensure the proper reporting of system sales in Flow Asia. This work uncovered errors not specifically related to the willful misconduct of Flow Asia executive management. As a result of the investigation and this further work performed by the Company in Flow Asia, the Company expects to restate its financial statements for the fiscal year ended April 30, 2006 to include the recognition of a total of approximately $2 million of additional revenue and approximately $900,000 reduction in cost of goods sold, resulting in an increase in net income after tax of approximately $2 million. The Company is completing its final review procedures of its restated financial statements and these adjustments are therefore not final. Because of the ongoing review, the Company has been a delinquent filer for the first and second quarters of fiscal 2007, which are grounds for possible Nasdaq delisting. On December 15, Flow announced that the Nasdaq Listing Qualifications Panel has granted the Company’s request for continued listing, subject to certain conditions that include the filing of all delinquent reports and necessary restatements by January 31, 2007. The Company will file an amended Annual Report on Form 10-K/A. The Company has not yet published financial statements for the quarters ended July 31, 2006 and October 31, 2006 and has not yet filed Quarterly Reports on Form 10-Q for such periods. The Company intends to file the amended Form 10-K for the year ended April 30, 2006 and to file the Form 10-Qs for the periods ended July 31, 2006 and October 31, 2006 by January 31, 2007.

As previously reported, the Company has appointed Tom Johnson, an experienced Company executive, as Executive Vice President and General Manager of its Asian operations.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit http://www.flowcorp.com.

This letter contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements include, but are not limited to regaining full compliance for ongoing listing by January 31, 2007. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2006 Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this letter.